Exhibit 5.2

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Davis Polk & Wardwell LLP	020 7418 1300 tel
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London EC2V 7NG

June 28, 2010

Lloyds Banking Group plc
The Mound
Edinburgh EH1 1YZ
United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel to Lloyds Banking Group plc (the “Company”), a public limited company organized under the laws of Scotland, in connection with the registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on June 28, 2010 by the Company for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”) an indeterminate amount of the following securities: (i) senior debt securities to be issued by the Company (the “Senior Debt Securities”) pursuant to an indenture (the “Senior Debt Indenture”) to be executed by the Company and The Bank of New York Mellon, London office, as trustee; (ii) subordinated debt securities to be issued by the Company (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) pursuant to an indenture (the “Subordinated Debt Indenture” and, together with the Senior Debt Indenture, the “Indentures”) to be executed by the Company and The Bank of New York Mellon, London office, as trustee; and (iii) preference shares of $0.25 each in the Company.

Capitalized terms used but not defined herein have the meaning assigned to them in the Senior Indenture and the Subordinated Debt Indenture as applicable.

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

(1) Assuming that the Indentures have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Indentures have been duly executed and delivered by the Company, and assuming due authorization, execution and delivery of the Indentures by the relevant trustee and that each of the trustees and the Company have full power, authority and legal right to enter into and perform their obligations thereunder, the Indentures constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms; and

(2) Assuming that the Debt Securities have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Debt Securities, when the Debt Securities are authenticated in accordance with the terms of the applicable Indentures and the Debt Securities are

Lloyds Banking Company plc	June 28, 2010	pg. 2

delivered and paid for in accordance with the terms of the applicable underwriting agreement, will be valid and binding obligations of the Company entitled to the benefits of the applicable Indentures, enforceable against the Company in accordance with their terms.

Our opinions in paragraphs 1 and 2 above are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of Dundas & Wilson CS LLP, special legal counsel in Scotland for the Company, dated June 28, 2010, filed as Exhibit 5.1 to the Registration Statement.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.

Very truly yours,

Davis Polk & Wardwell LLP